Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO

(Form Type)

GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$22,200,000	0.00014760%	$0.00*
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$22,200,000
Total Fees Due for Filing			$0.00
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$0.00

*Issuer is a feeder fund in a master-feeder structure and invests substantially all of its assets in Grosvenor Registered Multi-Strategy Master Fund, LLC (the “Master Fund”). All Shares, if any, repurchased from investors of the Issuer by the Issuer, will have corresponding repurchases of limited liability company interests of the Master Fund from the Issuer. The Master Fund pays tender offer registration fees for its corresponding tender offer, which is also subject to Rule 13e-4. Issuer avails itself of SEC staff no-action relief applicable to feeder funds for fees on shares they offer to repurchase from the public. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017).

Table 2: Fee Offset Claims and Sources

Not applicable.